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                                                                   EXHIBIT 10.25

                           Bonus Deferral Arrangement

At a meeting held on August 1, 2001 the Board of Directors approved a recommendation from the Compensation & Human Resources Committee to grant a bonus to Thomas F. Chapman, Chairman and CEO, relating to the successful spin-off of Certegy Inc. The bonus was to be payable in 2001 to the extent that it would be deductible pursuant to the limitations of IRC Section 162(m), and such portion was paid. The balance of the bonus is to be paid to Mr. Chapman (in whole or in part) in 2002 or subsequent years, at the election of the Board of Directors, to the extent amounts paid would be deductible by the company pursuant to IRC Section 162(m). There is no commitment to pay interest on amounts deferred and the obligation exists only as an unsecured obligation of the Company to be paid out of its general funds.